Exhibit No. 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Declares Cash Dividend

Burr Ridge, Illinois - (January 28, 2022) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) announced that its Board of Directors declared a cash dividend of $0.10 per common share. The dividend will be payable on February 25, 2022 to stockholders of record on February 11, 2022.

BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing banking, wealth management and fiduciary services to individuals, families and businesses in the Chicago metropolitan area and on a regional or national basis for commercial finance, equipment finance, commercial real estate finance and treasury management business customers.  At September 30, 2021, BankFinancial had total assets of $1.660 billion, total loans of $1.047 billion, total deposits of $1.454 billion and stockholders’ equity of $158 million. BankFinancial Corporation’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-425-5568	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-425-5877